Exhibit 77C. Matters submitted to a vote of security holders


2007 Annual Stockholders Meeting:

On May 25, 2007, the Fund held its Annual Meeting of
Stockholders.  The item for vote was the election of two
Directors to the Board. A quorum of the shares outstanding was present, and the votes passed with a majority of those shares. The results were as follows:

Name
James F. Leary (Common Stock)

Shares Voted For
7,312,517

Percentage of Shares Voted
97.50%

Shares with Authority Withheld
187,854

Percentage of Shares Voted
2.50%

Name
Bryan A. Ward (Preferred Shares)

Shares Voted For
1,181

Percentage of Shares Voted
99.41%

Shares with Authority Withheld
7

Percentage of Shares Voted
0.59%